Exhibit 10.44

PureDepth Incorporated
Limited

Secondment Agreement
(Fixed Term Employment
in New Zealand)

for

Andy Wood

September 2008

Secondment Agreement
PARTIES

The parties to this Agreement are Andy Wood (“Employee”) and PureDepth Incorporated Limited (a company duly incorporated in New Zealand), (“PureDepth NZ”).

BACKGROUND

A.
The parties acknowledge that the Employee is employed as Chief Executive Officer by PureDepth, Inc., a corporation organised and existing under the laws of Delaware in the United States of America (“PureDepth, Inc.”).  PureDepth NZ is an indirect, wholly-owned subsidiary of PureDepth Inc.  PureDepth NZ is predominantly responsible for research and development of products, control of manufacturing processes and market evaluations for PureDepth, Inc.

B.	PureDepth, Inc. and the Employee are party to an Employment Agreement with an effective date of 27 August 2008 (“Master Employment Agreement”).

C.
As part of his role as Chief Executive Officer of PureDepth, Inc., the Employee is to be seconded to PureDepth NZ for periods of time.  During such secondments, the Employee will continue to be employed by PureDepth, Inc., but certain conditions under the Master Employment Agreement will be suspended for the duration of the secondment.

D.	This Agreement contains the terms and conditions which apply to the Employee during a secondment, and will be considered to be a fixed term employment agreement under New Zealand law.

1.	Variation

1.1	If the parties agree to make changes to this Agreement it will need to be done in writing.

2.	Position and Duties

2.1
During a secondment, the Employee’s position is Chief Executive Officer of PureDepth NZ.  The title may only be changed with the agreement of the Employee.  The duties in relation to PureDepth NZ will be as set out in the First Schedule to this Agreement.  PureDepth NZ may need to amend or alter these duties from time to time to reflect changing requirements but will consult the Employee before doing so.  In addition the Employee will be required to carry out duties not specified in the position description but consistent with the Employee’s role.

2.2
During a secondment, the Employee’s employment will be based at the place set out in the Second Schedule to this Agreement. The Employee may, as a reasonable incident of the work, be required to work in other locations.

3.	Fixed Term Employment

3.1
This secondment is for a fixed period, and will come to an end in accordance with this Agreement.   When this secondment comes to an end, the Employee’s fixed term employment with PureDepth NZ will come to an end, and all terms of the Master Employment Agreement will continue in force.

3.2
The secondment and therefore employment with PureDepth NZ is for a limited duration as the purpose of the secondment is for the Employee to personally oversee the implementation of the business plan determined by the Board until the 12 month milestone ending on 31  January 2010.

3.3	The secondment and therefore employment with PureDepth NZ will expire on 31 January 2010.

3.4
Nothing within this Agreement prevents the Board of PureDepth, Inc. from immediately requiring the Employee to attend to or give priority to his obligations as Chief Executive Officer of PureDepth, Inc.  If the Board of Directors of PureDepth, Inc. and the Employee mutually agree that the Employee is to be permanently repatriated to the United States of America (or elsewhere) to carry out his role as Chief Executive Officer of PureDepth Inc., the secondment, and this Agreement will come to an immediate end.

3.5
The parties acknowledge that this secondment is dependent on the Employee remaining employed as Chief Executive Officer of PureDepth, Inc., subject to the Master Employment Agreement.  If, for any reason, the Employee’s employment with PureDepth, Inc. is terminated under clause 8 of the Master Employment Agreement, the secondment, and this fixed term agreement, will come to an immediate end.

3.6
Nothing in this Agreement shall prevent the parties, at or before the expiry of the agreement, from varying any of its terms, or from entering into a subsequent employment agreement provided however that nothing in this clause or elsewhere in this Agreement should be interpreted or understood to give the Employee any expectation that this Agreement will be renewed, or that any subsequent agreement will be entered into.

4.	Obligations

4.1	PureDepth NZ will act in good faith towards the Employee, providing fair and proper treatment in all aspects of employment.

4.2	The Employee agrees to carry out his responsibilities honestly and diligently and to the best of his ability during normal working hours.

4.3
The Employee agrees not to make any statement or take any actions at any time which are intended to or likely to adversely affect PureDepth NZ’s business or reputation, or those of its related companies.

4.4
The Employee will be required to comply with PureDepth NZ’s rules, policies and procedures which may be change from time to time. PureDepth NZ will consult with the Employee before any such changes are made, where practicable.

5.	Hours of Work

5.1
The Employee’s minimum hours of work shall be not less than 40 hours per week to be worked on any days of the week but usually Monday to Friday.  Additional hours shall be worked from time to time as required by PureDepth NZ in order to meet the demands of the position.

5.2	Rest periods and meal breaks shall be as agreed but shall be consistent with the service requirements of the business as determined by PureDepth NZ.

6.	Remuneration

6.1
During the period of the Secondment, the Employee shall receive the Base Salary as set out in the Second Schedule (“Salary”), and any bonus due to the Employee pursuant to the Master Employment Agreement (“Bonus”).  The Salary and any proportion of the Bonus, attributable to the Employee’s work while in New Zealand, are together referred to as “Pay”.

6.2
PureDepth, Inc. will pay via Administaff, on behalf of PureDepth Incorporated Limited, the net Salary into the employee’s current nominated United States bank account, after any Federal tax deductions and/or State tax deductions on the same withholding tax basis that has been applied under the Master Employment Agreement from 27 August 2008 and will pay any Bonus, when and if it falls due, on the same basis.

6.3	PureDepth Incorporated Limited will submit to the Inland Revenue in New Zealand source deductions required in New Zealand for the employee’s .

6.4	The parties and PureDepth, Inc. recognise that the Employee has tax obligation in New Zealand and the United States, and will take such steps that are required of each of them to ensure that:

6.4.1.1
any tax paid in New Zealand in respect of the Pay of the Employee is applied to and set off against his United States tax Federal and/or State obligations at the end of each United States tax year; and

6.4.1.2
the net pay (including Pay and any other taxable payment or taxable benefit pursuant to the Master Employment Agreement) after all taxes paid in New Zealand and the United States is, following the application of tax paid referred to in clause 6.4.1.1, the same amount as if the Employee was only employed in and only a tax resident of the United States.  This may require a party or PureDepth, Inc. to make a payment to the another party or PureDepth, Inc.

6.5
The purpose of provisions 6.2 to 6.4 is to ensure that the Employee receives no more and no less than the net pay that the Employee would have received  had the Employee only worked in and only been a tax resident in the United States.

6.6
For the avoidance of doubt, the parties acknowledge that Clauses 4.1 (Base Salary) and Clause 5 (Customary Fringe Benefits) of the Master Employment Agreement shall be suspended during the term of this Secondment Agreement.  Clauses 4.2 (Performance-Based Compensation Bonus) and 4.3 (Options) of the Master Employment Agreement will continue to apply during the secondment.

6.7	PureDepth NZ will provide medical insurance to the Employee while in New Zealand.

6.8
PureDepth NZ will reimburse the Employee for all actual and reasonable out of pocket expenses approved by PureDepth NZ and incurred in the discharge of the Employee’s duties and responsibilities.  Receipts and supporting vouchers may be required. The Employee will be reimbursed mileage where appropriate at the rate prescribed by PureDepth NZ’s policy, which may be altered from time to time.  For the duration of the secondment, Clause 6 (Business Expenses) of the Master Employment Agreement will be suspended.

6.9	The remuneration and additional employment benefits provided under this Agreement shall be deemed to fully compensate the Employee for all time worked and duties performed under this Agreement.

6.10
The Employee agrees that deductions may be made from his remuneration for any time lost through default, sickness or bereavement (where there is no sick leave or bereavement leave available), or agreed leave without pay, or in instances of overpayment.  Any other deductions, other than statutory matters such as income tax debts, will require the Employee’s  specific written approval.

6.11
On termination, PureDepth NZ will pay the Employee any outstanding monies without undue delay.  If the Employee owes any debts to PureDepth NZ at the time of termination, the Employee consents to such debts being deducted from any final pay owing.

7.	Relocation

7.1	PureDepth NZ will provide furnished accommodation and a late model lease vehicle for the duration of the secondment to a standard reasonably commensurate with the position.

8.	Public Holidays

8.1
During the term of the secondment, the parties will observe public holidays in accordance with the Holidays Act 2003 and its amendments.  For the purpose of this clause, public holidays shall be New Years Day, Second Day of January, Waitangi Day, Good Friday, Easter Monday, ANZAC Day, Queen’s Birthday, Labour Day, Christmas Day, Boxing Day and the appropriate provincial Anniversary Day.

8.2
Due to the nature of the role the Employee may occasionally be required to work on these days. Where the Employee is required by to work on a public holiday and that day is one of the Employee’s usual working days, the Employee will be paid relevant daily pay for the time actually worked plus half that amount again, and in addition a paid alternative day holiday will be able to be taken.

8.3	When the Employee takes an alternative holiday, the Employee will be paid relevant daily pay for the day which is taken as the alternative holiday.

9.	Annual Leave

9.1
The Employee is entitled to accrue paid annual holiday in accordance with the Holidays Act 2003, and as provided in the Second Schedule.    For the avoidance of doubt this holiday is in substitution for and not additional to the “paid vacation” referred to within clause 5 of the Master Employment Agreement.

9.2
Annual Leave is to be taken in accordance with PureDepth NZ’s leave policy, and to be taken at times which will not unreasonably impinge upon the performance of the Employee’s duties and responsibilities under this Agreement.

9.3
As PureDepth NZ’s offices may close over the Christmas / New Year period, the Employee may be required to take a portion of leave during this time.  PureDepth NZ will notify the Employee each year what days this involves.

9.4	In the event of termination of employment, outstanding annual leave will be paid to you.

9.5	For the avoidance of doubt, the paid vacation referred to in Clause 5 (Customary Fringe Benefits) of the Master Employment Agreement shall not apply during the secondment.

9.6
For the avoidance of doubt, nothing in this clause shall be taken or understood as implying that the secondment or the fixed term employment shall continue for longer than the term described in Clause 3 of this Agreement.

10.	Entitlement to Sick Leave and Bereavement Leave

10.1
After his first six months of current continuous service, the Employee will be entitled to sick leave and bereavement leave as provided for in this Agreement, at a rate equivalent to what the Employee would have been paid had he worked on that day.

10.2	The Employee must notify PureDepth NZ if he intends to take sick leave or bereavement leave as early as possible on the day he is intending to take as sick leave or bereavement leave.

11.	Sick Leave

11.1
The Employee may take up to 5 days sick leave for each 12 months following his first six months of current continuous service if the Employee, Employee’s spouse (including de facto partner) or any person who depends on the Employee for care is sick or injured.

11.2	In certain circumstances, the Employee may be required to produce proof of sickness or injury.

11.3	The Employee is not entitled to be paid for any sick leave that has not been taken before his employment with PureDepth NZ ends.

12.	Bereavement Leave

12.1	The Employee may take up to 3 days bereavement leave on the death of a spouse, parent, child, brother or sister, grandparent, grandchild or spouse’s parent.

12.2	The Employee make take 1 day of bereavement leave on the death of any other person if PureDepth NZ accepts that the Employee has suffered a bereavement.

13.	Parental Leave

13.1	PureDepth NZ applies the standard provisions of the Parental Leave and Employment Protection Act 1987 in respect of parental leave.

14.	Jury Service

14.1
Where the Employee is required to undertake Jury Service, the difference between the fees (excluding reimbursing payments) paid by the Court and the Employee’s normal pay for the period shall be made by PureDepth NZ for a maximum of up to five days jury service in any one year, provided that the Employee returns to work immediately on any day not actually spent serving on a jury, and further provided that the Employee produces the Court expenses voucher to PureDepth NZ.

14.2	The Employee should advise PureDepth NZ as soon as practicable if called for jury service.

15.	Inventions

15.1
Any and all inventions, discoveries, developments and innovations in relation to PureDepth NZ business concepts conceived by the Employee during the term of this Agreement relative to his duties will be the absolute and exclusive property of PureDepth NZ.

15.2	By entering into this Agreement, the Employee assigns all right, title, and interest in the same to PureDepth NZ.

15.3
By entry into this Agreement, any and all inventions, discoveries, developments and innovations conceived, made or undertaken by the Employee prior to the term of this Agreement and utilised by the Employee in rendering duties to PureDepth NZ are licensed to PureDepth NZ for use in its operations and for an infinite duration. This license is non-exclusive, and may be assigned without the Employee’s prior written approval by PureDepth NZ to a parent or related company of PureDepth NZ.

16.	Confidentiality

16.1
The Employee acknowledges that, during the term of this Agreement, the Employee will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by PureDepth NZ and/or its related companies and/or used by PureDepth NZ or its related companies in connection with the operation of the business including, without limitation, PureDepth NZ’s product processes, methods, customer lists, accounts and procedures ("Confidential Information").

16.2
The Employee agrees that he will not disclose any Confidential Information, directly or indirectly, or use any Confidential Information in any manner, either during the term of this Agreement or at any time after the termination of this Agreement (for whatever reason) except as required in the course of this Agreement with PureDepth NZ.

16.3
All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork, creative work, programming code, notebooks, and similar items relating to PureDepth NZ, whether prepared by the Employee or otherwise coming into the Employee’s possession, will also comprise Confidential Information and will accordingly be the absolute and exclusive property of PureDepth NZ.

16.4
The Employee will not retain any copies of any Confidential Information without PureDepth NZ’s prior written permission.  Upon the expiration or earlier termination of this Agreement, or whenever requested by PureDepth NZ, the Employee will immediately deliver to PureDepth NZ all such Confidential Information in the Employee’s possession or under the Employee’s control.

16.5
The Employee further agrees that he will not disclose the terms of this Agreement to any person, unless, prior to such disclosure and confirmed in writing for the benefit of PureDepth NZ, the relevant person or entity has agreed to confidentiality on the same terms.

16.6
For the avoidance of doubt, the parties acknowledge that clause 10 (Confidentiality and Proprietary Right) of the Master Employment Agreement,  and the Confidentiality Agreement referred to in that clause, continue to apply in their entirety during this Agreement.

17.	Conflicts Of Interest

17.1
The Employee will not at any time during the term of this Agreement be directly or indirectly interested, engaged or concerned in, or assist financially or provide management duties to, any business the same as PureDepth NZ (with the exception of PureDepth NZ’s related companies), whether on the Employee’s own account or as a consultant to or a partner, agent, trustee, employee, shareholder, member or director, or as beneficiary under a trust, or in any other way whatsoever, without the prior written consent of PureDepth NZ.

17.2	For the avoidance of doubt, the parties acknowledge that Clause 7 of the Master Employment Agreement (No Conflict of Interest)continues to apply during the term of this Agreement.

18.	Right To Injunction

18.1
The parties to this Agreement acknowledge that the duties to be rendered by the Employee and the rights and privileges granted to PureDepth NZ under this Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Employee of any of the provisions of this Agreement will cause PureDepth NZ irreparable injury and damage.  The Employee expressly agrees that PureDepth NZ will be entitled to injunctive and other equitable relief in the event of, or to prevent a breach of any provision of this Agreement by the Employee.  Resort to such equitable relief, however, will not be construed to be a waiver of any other rights or remedies that PureDepth NZ may have for damages or otherwise.  The various rights and remedies of PureDepth NZ under this Agreement or otherwise will be construed to be cumulative, and no one of them will be exclusive of any other or of any right or remedy allowed by law.

19.	Safety, Health and Welfare

19.1
If the Employee has any concerns about the safety of the workplace, PureDepth NZ must be notified as soon as possible, and the parties will discuss ways that PureDepth NZ can assist to eliminate, isolate, or minimise any hazards.

20.	Termination of Secondment and Fixed Term Employment

20.1	Notwithstanding the fixed term nature of this Agreement, in the event of termination of this secondment during its term, the following conditions will apply:

20.1.1
Where notice is given by either party, it must be in writing and shall be the period specified in the Second Schedule (except in the case for redundancy) or less by mutual agreement.  If the Employee does not give the required notice the equivalent amount of salary will be forfeited.

20.1.2
In the event of serious misconduct or gross negligence, termination without notice will occur.  PureDepth NZ may suspend the Employee on pay pending an investigation into any suspected serious misconduct or gross negligence.

20.1.3
In the event that the Employee is unable to properly perform his duties under this Agreement by reason of ill-health, accident or otherwise , the Employee acknowledges that the secondment, and therefore employment, may be terminated.

20.2
Where following notice given in accordance with this Agreement PureDepth NZ does not require you to work out all or part of the notice period, your employment will terminate at an earlier date nominated by us, in which case payment in lieu of the balance of the original notice period will be made.  In this case the employment will be deemed to have ended and all benefits under this Agreement to have ceased on the last day of actual performance of work unless we have specifically agreed otherwise in writing.

20.3
For the avoidance of doubt, the parties agree that if this Secondment Agreement is terminated, the Employee’s employment with PureDepth NZ will terminate, and the terms of the Master Employment Agreement will continue in force (unless and until the Master Employment Agreement is terminated in accordance with its terms).

21.	Redundancy

21.1	Notwithstanding the fixed term nature of this Agreement, if a redundancy situation occurs, the following clauses shall apply.

21.2	Where, either:

(a)	the Employee’s position is no longer required, or

(b)	the Employee’s position or its requirements permanently change to such an extent that the Employee is unable to fill the position in a manner satisfactory to PureDepth NZ, then one month’s notice of termination of employment will be given.  PureDepth NZ will consult with the Employee with the objective of exploring possible alternatives to redundancy. The Employee will become redundant (with employment terminated) at the expiry of the notice period or such earlier time where the Employer does not require notice to be worked out unless the parties have both agreed on another alternative.

21.3
In any case of restructuring where PureDepth NZ’s business, or any part of it, is sold or contracted out, PureDepth NZ will, during negotiations for the sale or contracting out, raise with the third party the possibility of offering the Employee ongoing employment, including consideration as to whether the Employee may transfer on the same terms and conditions of employment.

21.4	In the event that the Employee’s employment is terminated for reasons of redundancy, no redundancy compensation will be paid.

21.5
For the avoidance of doubt, when the Employee’s employment comes to an end by operation of this fixed term agreement, this shall not constitute a redundancy and the Employee  will not be entitled to notice of redundancy, or compensation.

22.	Employment Relationship Problems

22.1	PureDepth NZ will promote mediation as the primary problem solving mechanism under this Agreement.

22.2	Employment relationship problems include:

•	A personal grievance
•	A breach of this Agreement
•	A dispute over the interpretation, application or operation of this Agreement
•	Any unfair bargaining which leads to this Agreement
•	A question about whether or not the Employee is an employee
•	Arrears of wages or holiday pay
•	Wrongful suspension if the Employee is a non-striking employee.

22.3
If the Employee considers that he has an employment relationship problem he should advise PureDepth NZ immediately of the existence and nature of the problem and let PureDepth NZ  know that the Employee wants something done about it.  If the problem is a personal grievance this must be raised  within 90 days of the action causing the grievance.  In some cases this time can be extended and in some cases the Employee may wish to proceed under the Human Rights Act 1993 instead of the Employment Relations Act 2000.  Once the Employee has  alerted PureDepth NZ to the existence of an employment relationship problem, the Employee may, if necessary, clarify the nature of the problem and the outcomes sought.

22.4
The parties will then attempt to resolve the matter together.  If the parties are unable to do so either party may request assistance from the mediation service provided by the Department of Labour.  If the parties are still not able to resolve it, either is entitled to apply to the Employment Relations Authority (or in certain circumstances the Employment Court) to make a decision on the matter.  If either party is not happy with a decision of the Employment Relations Authority, either party is entitled to apply to the Employment Court within 28 days of that decision to have the matter heard there.

23.	Misrepresentation

23.1
In entering into this Agreement PureDepth NZ has relied upon the Employee’s statements and representations in relation to skills, knowledge and history. Should the Employee have provided PureDepth NZ with incorrect information or failed to provide information when required, this may be regarded as serious misconduct which could lead to dismissal.

24.	Statutory Provisions/Governing Law

24.1	This Agreement includes all terms implied by operation of law or incorporated by statute or otherwise.

24.2	The laws of New Zealand shall govern this Agreement.

Acknowledgement of Employee

By signing this Agreement, the Employee agrees to accept the secondment, and employment on the terms and conditions offered above and understands that those terms become a fixed term employment agreement replacing and superseding all previous contracts or agreements, save as is expressly provided.

The Employee acknowledges that before signing this Agreement he was supplied a copy of it and advised that he was entitled to seek independent advice about the Agreement.  The Employee also acknowledges that he was given a reasonable opportunity to seek that advice.

The Employee understands and acknowledges that this employment is for the period of the secondment only, and that he has no expectation of ongoing employment with PureDepth NZ beyond the term of this Agreement, as set out in clause 3.

The Employee acknowledges that he has not been induced to enter into this Agreement by oppressive means or undue influence or duress.

The Employee  also acknowledges that he will undertake to become fully familiar with the rules, policies and procedures referred to in Clause 4of this Agreement and accepts that he will observe them fully during the secondment and employment.

Signed:	/s/ Andrew L Wood	Date: 1/8/2009
Andy Wood

Signed for  PureDepth Incorporated Limited

/s/ Mark Kalow	Date: 1/8/2009
Mark Kalow - Director

First Schedule

Position:	CHIEF EXECUTIVE OFFICER

Reports to:	The Board of Directors

Responsible to:	The Board of Directors

Essential Relationships:	The Board of Directors, the Executive Management Team and the PureDepth Inc., including its Directors, shareholders and employees.

Primary Functions

Overall responsibility for the strategy, operational management and profitability of PureDepth NZ including but not limited to the following:-

•	Recommending to the Board the business plan and implementing the business plan determined by the Board of Directors;

•	Achieving performance targets as agreed with the Board of Directors from time to time;

•	Determining the organizational design, resources, and skills required by the business plan; agree with the Board and implement;

•	Provide leadership to the senior management and the company;

•	Developing and maintaining PureDepth NZ’s corporate culture;

•	Taking appropriate steps to further the commercial and financial market awareness of the company, it’s products and services;

•	Determining the company’s cash and funding requirements and agree with the Board the plan to achieve;

•	Maintaining, recruiting, managing and developing suitable staff to achieve PureDepth’s objectives;

•	Ensure adequate control and development processes are in place to support the business requirements and audit/legal requirements;

•	Ensuring compliance with statutory reporting requirements as well as all applicable laws;

•	Provide regular updates to the Board on progress, issues, opportunities, etc

Second Schedule

1	Name	Andy Wood

2	Date of Commencement of this Agreement	1 January 2009

3	Termination of this Agreement	As set out in clauses 3, 20 and 21 of this Agreement

4	Usual Place of Performance of Work	Auckland

5	Notice	One month

6	Remuneration
Your commencing base salary shall be the equivalent of US$250,000 per annum, for the period of your fixed term employment (“Base Salary”).  This will be paid fortnightly by direct credit to your nominated bank account.

7	Annual leave	4 weeks per annum

8	Additional Employment Benefits
Mobile Phone
A mobile phone will be provided primarily for business use.  Reasonable private use is permitted.

Internet Connection
We will reimburse you for the reasonable costs associated with maintaining a broadband internet connection in your home for the purpose of accessing our server.